Exhibit 99.1

NEWS

FOR IMMEDIATE RELEASE

Contacts:
Maryellen Thielen	Robert Block, Christine Ieuter
Media Relations	Investor Relations
(847) 402-5600	(847) 402-2800

Allstate Profit Improved due to Lower Catastrophe Losses and Investment Gains

NORTHBROOK, Ill., April 27, 2011 – The Allstate Corporation (NYSE: ALL) today reported financial results for the first quarter of 2011:

The Allstate Corporation Consolidated Highlights
	Three months ended March 31,
($ in millions, except per share amounts and ratios)	2011	2010	% Change
Consolidated revenues	$ 8,095	$ 7,749	4.5
Net income	519	120	NM
Net income per diluted share	0.97	0.22	NM
Operating income*	497	375	32.5
Operating income per diluted share*	0.93	0.69	34.8
Book value per share	36.51	32.26	13.2
Book value per share, excluding the impact of unrealized net capital gains and losses on fixed income securities*	35.22	32.83	7.3
Catastrophe losses	333	648	(48.6)
Property-Liability combined ratio	94.9	98.9	(4.0) pts
Property-Liability combined ratio excluding the effect of catastrophes and prior year reserve reestimates (“underlying combined ratio”)*	89.9	89.1	0.8 pts

NM = not meaningful

* Measures used in this release that are not based on accounting principles generally accepted in the United States of America (“non-GAAP”) are defined and reconciled to the most directly comparable GAAP measure and operating measures are defined in the “Definitions of Non-GAAP and Operating Measures” section of this document.

“Allstate made continued progress on improving returns and also benefited from lower catastrophe losses in the first quarter,” said Thomas J. Wilson, chairman, president and chief executive officer of The Allstate Corporation.  “Operating income improved by 32.5% to $497 million and the underlying combined ratio for Property-Liability of 89.9 was within our 88 to 91 outlook range for the year.  Our marketing programs continue to be successful with an 11.9% increase in standard auto new business, although policies in force declined by 0.7% when compared to the prior year first quarter as we took actions to improve profitability in several large states.

“Allstate Financial continued to improve returns and build a strategic base for profitable growth,” continued Wilson.  “Investment results were strong as we execute a strategy to optimize operating income while managing interest rate exposure from the fixed income portfolio.  Net income increased to $519 million from $120 million, due to net capital gains in the first quarter versus net capital losses in the first quarter of last year.  As a result, book value per share was 13.2% higher than March 31, 2010.

“We also made progress on our longer-term goals of focusing on the customer, competitively differentiating our value proposition and raising returns in the homeowners and fixed annuity businesses.  Last week we celebrated Allstate’s 80th anniversary as an insurer.  Our strategies and strong operational execution will enable us to further build on this legacy of serving customers and delivering returns for shareholders,” concluded Wilson.

Property-Liability Profitability Improved, Underlying Combined Ratio Within Full-Year Outlook

Allstate’s combined ratio for the first quarter of 2011 was 94.9, compared to 98.9 in the first quarter of 2010, primarily due to lower catastrophe losses.  Catastrophe losses totaled $333 million in the first quarter of 2011, adding 5.2 points to the combined ratio, which was significantly lower than first quarter 2010 catastrophe losses of $648 million.  The Property-Liability business produced an underlying combined ratio of 89.9 during the first quarter of 2011 compared to 89.1 in the first quarter of 2010.  The first quarter ratio was within the full-year 2011 outlook range for the underlying combined ratio of 88 to 91.

The Allstate brand standard auto business continued to generate high returns, but has not grown as the company balanced profitability with growth.  Standard auto premiums written declined 1.0% for the first quarter of 2011 compared to the prior year first quarter, reflecting lower average premiums and declining policies in force.  Average premiums decreased 0.9% in the first quarter of 2011 compared to the first quarter of 2010, reflecting rate decreases taken during 2010 and customers electing lower coverage.  Policies in force declined by 0.7% as lower customer renewals more than offset an 11.9% increase in applications issued.  Allstate brand standard auto combined ratio was 95.1, which generates an attractive return on capital.  The combined ratio increased 0.7 points from the first quarter of 2010 as Allstate continued to address adverse loss cost trends during the first quarter, particularly in the states of New York and Florida.

Continued progress was made on improving returns in the homeowners line.  Allstate brand homeowners premiums written increased 3.0% in the first quarter of 2011 compared to the same period a year ago, as a 5.9% increase in average premium was partly offset by a 3.7% decline in policies in force.  Rate increases averaging 9.9% were approved in 12 states during the quarter, as Allstate continued to take actions to improve homeowners profitability.  Lower catastrophe losses resulted in an Allstate brand homeowners combined ratio of 91.4 in the first quarter of 2011 compared to 111.3 in the first quarter a year ago.

Allstate Financial Continued to Advance Its Strategy

Allstate Financial continued to stabilize profitability, reduce concentrations in investment spread products and focus on Allstate’s core markets.  Allstate Financial’s focus contributed to earnings growth in Allstate Benefits (the worksite distribution channel) and sales momentum in the Allstate Agency channel.  Consistent with this strategy, premiums and contract charges increased 4.6% during the first quarter of 2011 when compared to the first quarter of 2010.

Allstate Financial operating income was $116 million in the first quarter of 2011 compared to $139 million in the prior year first quarter.  The annual unlocking of assumptions had an unfavorable impact on operating income of $8 million, after-tax, compared to a favorable impact of $26 million, after-tax, in the prior year first quarter.  Excluding the impact of the unlocking, Allstate Financial had strong operating results with an increase in operating income of $11 million when compared to the prior year first quarter.  The benefit spread increased 9.2% from the 2010 first quarter due to higher profitability and growth related to Allstate Benefits’ accident and health insurance business, and increased contract charges for interest-sensitive life.

Net income improved to $97 million in the first quarter of 2011 compared to $4 million in the first quarter of 2010.  The improvement was due to net realized capital gains in the first quarter versus net realized capital losses last year, partly offset by higher deferred acquisition and sales inducement costs and a loss on the planned exit from the consumer banking business totaling $16 million, after-tax.  Costs related to the annual unlocking of assumptions resulted in an unfavorable charge to net income of $7 million, after-tax, in the first quarter of 2011 compared to a favorable credit of $8 million, after-tax, in the first quarter of 2010.

Allstate’s Investment Portfolio Yields Stabilized and Generated Solid Returns

Proactive management of risk and return in the investment portfolio stabilized yields and generated solid results.  The municipal bond portfolio continued to be reduced, although the decline slowed substantially.  The fixed income maturity profile is also being reshaped to optimize returns and manage risk given a steep and potentially changing interest rate curve.  In addition, the interest rate and equity macro hedge programs were not extended given the strength of Allstate’s capital position.

Net investment income was $982 million for the first quarter of 2011, a 6.5% decline from the first quarter of 2010, with approximately two-thirds caused by expected reductions in the size of Allstate Financial’s portfolio reflecting the strategy to reduce concentrations in spread-based products.  The remaining decline in investment income was caused by lower yields in the Property-Liability portfolio.  Compared to the fourth quarter of 2010, a 1.6% decrease in net investment income resulted primarily from reductions in Allstate Financial’s portfolio, while investment yields remained stable.

Net realized capital gains for the first quarter of 2011 were $96 million, pre-tax, compared to a net realized capital loss of $348 million, pre-tax, in the first quarter of 2010. The components of the first quarter 2011 improvement, when compared to the first quarter of 2010, were higher net realized gains on sales of $283 million compared to $88 million, reduced derivative losses of $67 million compared to $185 million, lower impairment write-downs of $114 million compared to $223 million, and increased valuation gains on limited partnerships of $63 million compared to $4 million.  Impairment write-downs continued on a favorable trend with the lowest recorded amount since the third quarter of 2007.  The derivatives that were terminated due to not extending the macro hedge programs had a realized capital loss of $62 million in the first quarter of 2011.

Allstate’s consolidated investment portfolio totaled $99.6 billion at March 31, 2011 compared to $100.5 billion at December 31, 2010, as expected reductions in the Allstate Financial portfolio more than offset strong investment returns and operating cash flows.  The net unrealized capital gains totaled $1.6 billion, pre-tax, at March 31, 2011 compared to $1.4 billion at December 31, 2010.

Book Value Per Share Increased 3.4%; Repurchases Totaled $300 Million

“Book value per share increased 3.4% during the first quarter due to strong operating results, an improved investment value and an aggressive share repurchase program,” said Don Civgin, executive vice president and chief financial officer.  “Book value per share totaled $36.51 at March 31, 2011 compared to $35.32 at December 31, 2010 and $32.26 at March 31, 2010.  We repurchased $300 million of our stock in the first quarter, leaving $540 million remaining on the $1 billion share repurchase program.”

*     *     *     *     *

Visit www.allstateinvestors.com to view additional information about Allstate’s first quarter results, including a webcast of its quarterly conference call and the presentation discussed on the call.  The conference call will be held at 9 a.m. ET on Thursday, April 28, 2011.

The Allstate Corporation (NYSE: ALL) is the nation’s largest publicly held personal lines insurer known for its “You’re In Good Hands With Allstate®” slogan.  Now celebrating its 80th anniversary as an insurer, Allstate is reinventing protection and retirement to help nearly 16 million households insure what they have today and better prepare for tomorrow.  Consumers access Allstate insurance products (auto, home, life and retirement) and services through Allstate agencies, independent agencies, and Allstate exclusive financial representatives in the U.S. and Canada, as well as via www.allstate.com and 1-800 Allstate®.

THE ALLSTATE CORPORATION AND SUBSIDIARIES CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

($ in millions, except per share data)	Three months ended March 31,
	2011	2010
	(unaudited)
Revenues
Property-liability insurance premiums	$6,448	$6,503
Life and annuity premiums and contract charges	569	544
Net investment income	982	1,050
Realized capital gains and losses:
Total other-than-temporary impairment losses	(156)	(250)
Portion of loss recognized in other comprehensive income	(27)	(5)
Net other-than-temporary impairment losses recognized in earnings	(183)	(255)
Sales and other realized capital gains and losses	279	(93)
Total realized capital gains and losses	96	(348)

	8,095	7,749

Costs and expenses
Property-liability insurance claims and claims expense	4,476	4,792
Life and annuity contract benefits	454	442
Interest credited to contractholder funds	418	463
Amortization of deferred policy acquisition costs	1,051	1,014
Operating costs and expenses	838	829
Restructuring and related charges	9	11
Interest expense	92	92
	7,338	7,643

(Loss) gain on disposition of operations	(23)	1

Income from operations before income tax expense (benefit)	734	107

Income tax expense (benefit)	215	(13)

Net income	$519	$120

Earnings per share:

Net income per share - Basic	$0.98	$0.22

Weighted average shares - Basic	531.0	540.5

Net income per share - Diluted	$0.97	$0.22

Weighted average shares - Diluted	533.6	541.8

Cash dividends declared per share	$0.21	$0.20

THE ALLSTATE CORPORATION SEGMENT RESULTS
($ in millions, except ratios)	Three months ended
	March 31,
	2011	2010
Property-Liability

Premiums written	$6,215	$6,258

Premiums earned	$6,448	$6,503
Claims and claims expense	(4,476)	(4,792)
Amortization of deferred policy acquisition costs	(904)	(925)
Operating costs and expenses	(730)	(704)
Restructuring and related charges	(11)	(11)
Underwriting income	327	71

Net investment income	284	304
Periodic settlements and accruals on non-hedge derivative instruments	(4)	(1)
Income tax expense on operations	(180)	(88)

Operating income	427	286

Realized capital gains and losses, after-tax	38	(123)
Reclassification of periodic settlements and accruals on non-hedge derivative instruments, after-tax	3	1

Net income	$468	$164

Catastrophe losses	$333	$648

Operating ratios:
Claims and claims expense ratio	69.4	73.7
Expense ratio	25.5	25.2
Combined ratio	94.9	98.9

Effect of catastrophe losses on combined ratio	5.2	10.0

Effect of prior year reserve reestimates on combined ratio	(0.7)	(0.4)

Effect of catastrophe losses included in prior year reserve reestimates on combined ratio	(0.5)	(0.2)

Effect of Discontinued Lines and Coverages on combined ratio	0.1	0.1

Allstate Financial
Investments	$60,484	$62,336

Premiums and contract charges	$569	$544
Net investment income	684	731
Periodic settlements and accruals on non-hedge derivative instruments	17	17
Contract benefits	(454)	(442)
Interest credited to contractholder funds	(425)	(463)
Amortization of deferred policy acquisition costs	(113)	(58)
Operating costs and expenses	(109)	(120)
Restructuring and related charges	2	--
Income tax expense on operations	(55)	(70)

Operating income	116	139

Realized capital gains and losses, after-tax	25	(105)
Valuation changes on embedded derivatives that are not hedged, after-tax	8	--
DAC and DSI amortization relating to realized capital gains and losses and valuation changes on embedded derivatives that are not hedged, after-tax	(26)	(2)
DAC and DSI unlocking relating to realized capital gains and losses, after-tax	1	(18)
Reclassification of periodic settlements and accruals on non-hedge derivative instruments, after-tax	(12)	(11)
(Loss) gain on disposition of operations, after-tax	(15)	1

Net income	$97	$4

Corporate and Other
Net investment income	$14	$15
Operating costs and expenses	(91)	(97)
Income tax benefit on operations	31	32

Operating loss	(46)	(50)

Realized capital gains and losses, after-tax	--	2

Net loss	$(46)	$(48)

Consolidated net income	$519	$120

THE ALLSTATE CORPORATION AND SUBSIDIARIES CONDENSED CONSOLIDATED STATEMENTS OF FINANCIAL POSITION
($ in millions, except par value data)	March 31,	December 31,
	2011	2010
Assets	(unaudited)
Investments:
Fixed income securities, at fair value (amortized cost $79,292 and $78,786)	$80,242	$79,612
Equity securities, at fair value (cost $3,792 and $4,228)	4,437	4,811
Mortgage loans	6,582	6,679
Limited partnership interests	4,077	3,816
Short-term, at fair value (amortized cost $1,986 and $3,279)	1,986	3,279
Other	2,287	2,286
Total investments	99,611	100,483
Cash	641	562
Premium installment receivables, net	4,842	4,839
Deferred policy acquisition costs	4,697	4,769
Reinsurance recoverables, net	6,589	6,552
Accrued investment income	885	809
Deferred income taxes	612	784
Property and equipment, net	912	921
Goodwill	874	874
Other assets	2,159	1,605
Separate Accounts	8,603	8,676
Total assets	$130,425	$130,874
Liabilities
Reserve for property-liability insurance claims and claims expense	$19,494	$19,468
Reserve for life-contingent contract benefits	13,552	13,482
Contractholder funds	46,834	48,195
Unearned premiums	9,563	9,800
Claim payments outstanding	761	737
Other liabilities and accrued expenses	6,369	5,564
Long-term debt	5,908	5,908
Separate Accounts	8,603	8,676
Total liabilities	111,084	111,830

Equity
Preferred stock, $1 par value, 25 million shares authorized, none issued	--	--
Common stock, $.01 par value, 2.0 billion shares authorized and 900 million issued, 524 million and 533 million shares outstanding	9	9
Additional capital paid-in	3,156	3,176
Retained income	32,377	31,969
Deferred ESOP expense	(42)	(44)
Treasury stock, at cost (376 million and 367 million shares)	(16,173)	(15,910)
Accumulated other comprehensive income:
Unrealized net capital gains and losses:
Unrealized net capital losses on fixed income securities with OTTI	(167)	(190)
Other unrealized net capital gains and losses	1,186	1,089
Unrealized adjustment to DAC, DSI and insurance reserves	60	36
Total unrealized net capital gains and losses	1,079	935
Unrealized foreign currency translation adjustments	79	69
Unrecognized pension and other postretirement benefit cost	(1,173)	(1,188)
Total accumulated other comprehensive loss	(15)	(184)
Total shareholders’ equity	19,312	19,016
Noncontrolling interest	29	28
Total equity	19,341	19,044
Total liabilities and equity	$130,425	$130,874

THE ALLSTATE CORPORATION AND SUBSIDIARIES CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
($ in millions)	Three months ended March 31,
	2011	2010
Cash flows from operating activities	(unaudited)
Net income	$519	$120
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation, amortization and other non-cash items	31	16
Realized capital gains and losses	(96)	348
Loss (gain) on disposition of operations	23	(1)
Interest credited to contractholder funds	418	463
Changes in:
Policy benefits and other insurance reserves	(58)	188
Unearned premiums	(248)	(261)
Deferred policy acquisition costs	72	30
Premium installment receivables, net	3	24
Reinsurance recoverables, net	(117)	(72)
Income taxes	200	73
Other operating assets and liabilities	(21)	36
Net cash provided by operating activities	726	964
Cash flows from investing activities
Proceeds from sales
Fixed income securities	8,363	4,930
Equity securities	642	1,990
Limited partnership interests	113	146
Mortgage loans	26	3
Other investments	63	37
Investment collections
Fixed income securities	1,201	1,122
Mortgage loans	88	263
Other investments	77	18
Investment purchases
Fixed income securities	(10,207)	(7,099)
Equity securities	(144)	(556)
Limited partnership interests	(334)	(185)
Mortgage loans	(26)	(1)
Other investments	(58)	(43)
Change in short-term investments, net	1,649	411
Change in other investments, net	(119)	(49)
Purchases of property and equipment, net	(48)	(24)
Disposition of operations	(1)	--
Net cash provided by investing activities	1,285	963
Cash flows from financing activities
Contractholder fund deposits	596	828
Contractholder fund withdrawals	(2,122)	(2,569)
Dividends paid	(107)	(107)
Treasury stock purchases	(305)	(5)
Shares reissued under equity incentive plans, net	9	14
Excess tax benefits on share-based payment arrangements	(3)	(2)
Other	--	6
Net cash used in financing activities	(1,932)	(1,835)
Net increase in cash	79	92
Cash at beginning of period	562	612
Cash at end of period	$641	$704

Definitions of Non-GAAP and Operating Measures

We believe that investors’ understanding of Allstate’s performance is enhanced by our disclosure of the following non-GAAP and operating financial measures.  Our methods for calculating these measures may differ from those used by other companies and therefore comparability may be limited.

Operating income (loss) is net income (loss), excluding:

•       realized capital gains and losses, after-tax, except for periodic settlements and accruals on non-hedge derivative instruments, which are reported with realized capital gains and losses but included in operating income (loss),

•       valuation changes on embedded derivatives that are not hedged, after-tax,

•       amortization of DAC and DSI, to the extent they resulted from the recognition of certain realized capital gains and losses or valuation changes on embedded derivatives that are not hedged,

•       gain (loss) on disposition of operations, after-tax, and

•       adjustments for other significant non-recurring, infrequent or unusual items, when (a) the nature of the charge or gain is such that it is reasonably unlikely to recur within two years, or (b) there has been no similar charge or gain within the prior two years.

Net income (loss) is the GAAP measure that is most directly comparable to operating income (loss).

We use operating income (loss) as an important measure to evaluate our results of operations.  We believe that the measure provides investors with a valuable measure of the company’s ongoing performance because it reveals trends in our insurance and financial services business that may be obscured by the net effect of realized capital gains and losses, valuation changes on embedded derivatives that are not hedged, gain (loss) on disposition of operations and adjustments for other significant non-recurring, infrequent or unusual items.  Realized capital gains and losses, valuation changes on embedded derivatives that are not hedged and gain (loss) on disposition of operations may vary significantly between periods and are generally driven by business decisions and external economic developments such as capital market conditions, the timing of which is unrelated to the insurance underwriting process.  Consistent with our intent to protect results or earn additional income, operating income (loss) includes periodic settlements and accruals on certain derivative instruments that are reported in realized capital gains and losses because they do not qualify for hedge accounting or are not designated as hedges for accounting purposes.  These instruments are used for economic hedges and to replicate fixed income securities, and by including them in operating income (loss), we are appropriately reflecting their trends in our performance and in a manner consistent with the economically hedged investments, product attributes (e.g., net investment income and interest credited to contractholder funds) or replicated investments.  Non-recurring items are excluded because, by their nature, they are not indicative of our business or economic trends.  Accordingly, operating income (loss) excludes the effect of items that tend to be highly variable from period to period and highlights the results from ongoing operations and the underlying profitability of our business.  A byproduct of excluding these items to determine operating income is the transparency and understanding of their significance to net income variability and profitability while recognizing these or similar items may recur in subsequent periods.  Operating income (loss) is used by management along with the other components of net income (loss) to assess our performance.  We use adjusted measures of operating income (loss) and operating income (loss) per diluted share in incentive compensation.  Therefore, we believe it is useful for investors to evaluate net income (loss), operating income (loss) and their components separately and in the aggregate when reviewing and evaluating our performance.  We note that investors, financial analysts, financial and business media organizations and rating agencies utilize operating income results in their evaluation of our and our industry’s financial performance and in their investment decisions, recommendations and communications as it represents a reliable, representative and consistent measurement of the industry and the company and management’s performance.  We note that the price to earnings multiple commonly used by insurance investors as a forward-looking valuation technique uses operating income (loss) as the denominator.  Operating income (loss) should not be considered as a substitute for net income (loss) and does not reflect the overall profitability of our business.

The following table reconciles operating income and net income for the three months ended March 31, 2011 and 2010.

For the three months ended March 31,	Property-Liability		Allstate Financial		Consolidated		Per diluted share

($ in millions, except per share data)	2011	2010	2011	2010	2011	2010	2011	2010
Operating income	$427	$286	$116	$139	$497	$375	$0.93	$0.69
Realized capital gains and losses	57	(190)	39	(162)	96	(348)
Income tax (expense) benefit	(19)	67	(14)	57	(33)	122
Realized capital gains and losses, after-tax	38	(123)	25	(105)	63	(226)	0.12	(0.42)
Valuation changes on embedded derivatives that are not hedged, after-tax	--	--	8	--	8	--	0.02	--
DAC and DSI amortization relating to realized capital gains and losses and valuation changes on embedded derivatives that are not hedged, after-tax	--	--	(26)	(2)	(26)	(2)	(0.05)	--
DAC and DSI unlocking relating to realized capital gains and losses, after-tax	--	--	1	(18)	1	(18)	--	(0.03)
Reclassification of periodic settlements and accruals on non-hedge derivative instruments, after-tax	3	1	(12)	(11)	(9)	(10)	(0.02)	(0.02)
(Loss) gain on disposition of operations, after-tax	--	--	(15)	1	(15)	1	(0.03)	--

Net income	$468	$164	$97	$4	$519	$120	$0.97	$0.22

Underwriting income (loss) is calculated as premiums earned, less claims and claims expense (“losses”), amortization of DAC, operating costs and expenses and restructuring and related charges as determined using GAAP.  Management uses this measure in its evaluation of the results of operations to analyze the profitability of our Property-Liability insurance operations separately from investment results.  It is also an integral component of incentive compensation.  It is useful for investors to evaluate the components of income separately and in the aggregate when reviewing performance.   Net income (loss) is the most directly comparable GAAP measure.  Underwriting income (loss) should not be considered as a substitute for net income (loss) and does not reflect the overall profitability of our business.  A reconciliation of Property-Liability underwriting income (loss) to net income (loss) is provided in the “Segment Results” page.

Combined ratio excluding the effect of catastrophes and prior year reserve reestimates (“underlying combined ratio”) is a non-GAAP ratio, which is computed as the difference between three GAAP operating ratios: the combined ratio, the effect of catastrophes on the combined ratio and the effect of prior year non-catastrophe reserve reestimates on the combined ratio.  The most directly comparable GAAP measure is the combined ratio.  We believe that this ratio is useful to investors and it is used by management to reveal the trends in our Property-Liability business that may be obscured by catastrophe losses and prior year reserve reestimates.  These catastrophe losses cause our loss trends to vary significantly between periods as a result of their incidence of occurrence and magnitude, and can have a significant impact on the combined ratio.  Prior year reserve reestimates are caused by unexpected loss development on historical reserves.  We believe it is useful for investors to evaluate these components separately and in the aggregate when reviewing our underwriting performance.  We also provide it to facilitate a comparison to our outlook on the combined ratio excluding the effect of catastrophe losses and prior year reserve reestimates.  The combined ratio excluding the effect of catastrophes and prior year reserve reestimates should not be considered a substitute for the combined ratio and does not reflect the overall underwriting profitability of our business.  A reconciliation of the combined ratio excluding the effect of catastrophes and prior year reserve reestimates to the combined ratio is provided in the following table.

	Three months ended March 31,
	2011	2010
Combined ratio excluding the effect of catastrophes and prior year reserve reestimates (“underlying combined ratio”)	89.9	89.1
Effect of catastrophe losses	5.2	10.0
Effect of prior year non-catastrophe reserve reestimates	(0.2)	(0.2)
Combined ratio	94.9	98.9

Effect of prior year catastrophe reserve reestimates	(0.5)	(0.2)

In this news release, we provide our outlook range on the 2011 combined ratio excluding the effect of catastrophe losses and prior year reserve reestimates.  A reconciliation of this measure to the combined ratio is not possible on a forward-looking basis because it is not possible to provide a reliable forecast of catastrophes.  Future prior year reserve reestimates are expected to be zero because reserves are determined based on our best estimate of ultimate loss reserves as of the reporting date.

Book value per share, excluding the impact of unrealized net capital gains and losses on fixed income securities, is a ratio that uses a non-GAAP measure.  It is calculated by dividing shareholders’ equity after excluding the impact of unrealized net capital gains and losses on fixed income securities and related DAC, DSI and life insurance reserves by total shares outstanding plus dilutive potential shares outstanding.  Book value per share is the most directly comparable GAAP measure.

We use the trend in book value per share, excluding the impact of unrealized net capital gains and losses on fixed income securities, in conjunction with book value per share to identify and analyze the change in net worth attributable to management efforts between periods.  We believe the non-GAAP ratio is useful to investors because it eliminates the effect of items that can fluctuate significantly from period to period and are generally driven by economic developments, primarily capital market conditions, the magnitude and timing of which are generally not influenced by management, and we believe it enhances understanding and comparability of performance by highlighting underlying business activity and profitability drivers.  We note that book value per share, excluding the impact of unrealized net capital gains and losses on fixed income securities, is a measure commonly used by insurance investors as a valuation technique.  Book value per share, excluding the impact of unrealized net capital gains and losses on fixed income securities, should not be considered as a substitute for book value per share, and does not reflect the recorded net worth of our business.  The following table shows the reconciliation.

($ in millions, except per share data)	As of March 31,
	2011	2010
Book value per share
Numerator:
Shareholders’ equity	$19,312	$17,560
Denominator:
Shares outstanding and dilutive potential shares outstanding	529.0	544.3
Book value per share	$36.51	$32.26

Book value per share, excluding the impact of unrealized net capital gains and losses on fixed income securities
Numerator:
Shareholders’ equity	$19,312	$17,560
Unrealized net capital gains and losses on fixed income securities	678	(309)
Adjusted shareholders’ equity	$18,634	$17,869
Denominator:
Shares outstanding and dilutive potential shares outstanding	529.0	544.3
Book value per share, excluding the impact of unrealized net capital gains and losses on fixed income securities	$35.22	$32.83

Premiums written is the amount of premiums charged for policies issued during a fiscal period.  Premiums earned is a GAAP measure.  Premiums are considered earned and are included in financial results on a pro-rata basis over the policy period.  The portion of premiums written applicable to the unexpired terms of the policies is recorded as unearned premiums on our Condensed Consolidated Statements of Financial Position.  A reconciliation of premiums written to premiums earned is presented in the following table.

($ in millions)	Three months ended March 31,
	2011	2010
Premiums written	$6,215	$6,258
Decrease in Property-Liability unearned premiums	234	245
Other	(1)	--
Premiums earned	$6,448	$6,503

Forward-Looking Statements and Risk Factors

This news release contains forward-looking statements about our outlook for the combined ratio excluding the effect of catastrophes and prior year reserve reestimates for 2011.  These statements are subject to the Private Securities Litigation Reform Act of 1995 and are based on management’s estimates, assumptions and projections.  Actual results may differ materially from those projected based on the risk factors described below.

•                   Premiums written and premiums earned, the denominator of the underlying combined ratio, may be materially less than projected.  Policyholder attrition may be greater than anticipated resulting in a lower amount of insurance in force.

•                   Unanticipated increases in the severity or frequency of standard auto insurance claims may adversely affect our underwriting results.  Changes in the severity or frequency of claims may affect the profitability of our Allstate Protection segment.  Changes in bodily injury claim severity are driven primarily by inflation in the medical sector of the economy and litigation.  Changes in auto physical damage claim severity are driven primarily by inflation in auto repair costs, auto parts prices and used car prices.  The short-term level of claim frequency we experience may vary from period to period and may not be sustainable over the longer term.  A decline in gas prices, increase in miles driven, and higher unemployment are examples of factors leading to a short-term frequency change.  A significant long-term increase in claim frequency could have an adverse effect on our underwriting results.

We undertake no obligation to publicly correct or update any forward-looking statements.  This news release contains unaudited financial information.

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